Exhibit 3.10

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “SSC (FRANCE) LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE FOURTEENTH DAY OF JANUARY, A.D. 2008, AT 5:37 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF FORMATION IS THE SIXTEENTH DAY OF JANUARY, A.D. 2008.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “SSC (FRANCE) LLC”.

[SEAL OF THE SECRETARY’S OFFICE]	/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
Authentication: 8305455
Date: 10-22-10

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

This CERTIFICATE OF FORMATION is being executed as of January 14, 2008, for the purpose of forming a limited liability company on the future effective date and time as specified below pursuant to the Delaware Limited Liability Company Act, title 6, §§18-101 to 18-1109 of the Delaware Code (the Act).

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

First: The name of the limited liability company is SSC (France) LLC (the Company).

Second: The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

Third: The future effective date of this Certificate of Formation shall be January 16, 2008.

[Signature page follows]

In witness whereof, the undersigned has executed this Certificate of Formation as of the day and year first written above.

CARLSON EUROPEAN SHIP INVESTMENTS LLC

By:	/s/ Ralph W. Beha
Name: Ralph W. Beha
Title: Secretary